Exhibit 3.5

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
IKARIA, INC.

IKARIA, INC. (hereinafter called the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, HEREBY CERTIFIES AS FOLLOWS:

That, pursuant to Sections 141 and 242 of the Delaware General Corporation Law, the Board of Directors of the Corporation duly adopted a resolution setting forth a proposed amendment to the Corporation’s Restated Certificate of Incorporation (the “Restated Certificate of Incorporation”) and declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders. The stockholders of the Corporation duly approved said proposed amendment by written consent in accordance with Sections 228 and 242 of the Delaware General Corporation Law.  Accordingly, to effect such proposed amendment, it is:

RESOLVED, that the Restated Certificate of Incorporation is hereby amended by deleting Article IV thereof and by substituting in lieu of said Article the following new Article:

“ARTICLE IV

CAPITAL STOCK

That, effective on the filing of this Certificate of Amendment of Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), a one-for-2.7195 reverse stock split of each of the Corporation’s Voting Common Stock (as defined below) and Non-Voting Common Stock (as defined below) shall become effective, pursuant to which 2.7195 shares each of the Voting Common Stock and Non-Voting Common Stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Time shall be reclassified and combined into one share of Voting Common Stock and one share of Non-Voting Common Stock, respectively, automatically and without any action by the holder thereof upon the Effective Time and shall represent one share of Voting Common Stock and one share of Non-Voting Common Stock, respectively, from and after the Effective Time (such reclassification and combination of shares designated as the “Reverse Stock Split”).  Following the consummation of an Initial Public Offering, the Corporation shall pay cash for any and all fractional shares issued as a result of the Reverse Stock Split in an amount equal to such fraction multiplied by the then fair market value of the Common Stock, as determined by the Board of Directors of the Corporation.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Voting Common Stock or Non-Voting Common Stock, as applicable, that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Voting Common Stock or Non-Voting Common Stock, as applicable, after the Effective Time into which the shares formerly represented by such certificate have been reclassified (as well as the right to receive cash in lieu of fractional shares of Voting Common Stock or Non-Voting Common Stock, as applicable, after the Effective Time); provided, however, that each person of record holding a certificate that represented shares of Voting Common Stock or Non-Voting Common Stock, as applicable, that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Voting Common Stock or Non-Voting Common Stock, as applicable, after the Effective Time into which the shares of Voting Common Stock or Non-Voting Common Stock, as applicable, formerly represented by such certificate shall have been reclassified.

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is five hundred five million (505,000,000) shares, of which:

Four hundred sixteen million, six hundred fifty-seven thousand, five hundred thirty-nine (416,657,539) shares, par value $0.01 per share, shall be shares of common stock, of which three hundred ninety-nine million, six hundred fifty-seven thousand, five hundred thirty-nine (399,657,539) shares shall be designated “Voting Common Stock” (the “Voting Common Stock”) and seventeen million (17,000,000) shares shall be designated “Non-Voting Common Stock” (the “Non-Voting Common Stock”); and

Eighty-eight million, three hundred forty-two thousand, four hundred sixty-one (88,342,461) shares, par value $0.01 per share, shall be shares of preferred stock (the “Preferred Stock”), of which eleven million, three hundred sixty-one thousand, two hundred fifty (11,361,250) shares shall be designated “Series A Convertible Preferred Stock”; seventy-six million, nine hundred eighty thousand, eight hundred eleven (76,980,811) shares shall be designated “Series B Convertible Preferred Stock”; one hundred (100) shares shall be designated “Series C-1 Special Voting Convertible Preferred Stock”; one hundred (100) shares shall be designated “Series C-2 Special Voting Convertible Preferred Stock”; one hundred (100) shares shall be designated “Series C-3 Special Voting Convertible Preferred Stock”; and one hundred (100) shares shall be designated “Series C-4 Special Voting Convertible Preferred Stock.”;

and it is further

RESOLVED, that the first sentence of each of Sections 6(a)(ii)(1), 6(a)(ii)(3) and 6(a)(ii)(4) of Article X of the Restated Certificate of Incorporation is hereby amended by deleting the text “Immediately prior to the QIPO Effective Time,” and substituting the following text in lieu thereof: “From and after the QIPO Effective Time,”.

*****

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this 25 day of October, 2010.

/s/ Matthew M. Bennett
Name: Matthew M. Bennett
Title: Senior Vice President and Secretary